                                                            Exhibit 11

                      SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                         (In millions, except per share figures)
                                                     Year Ended December 31,
                                               1996         1995          1994


Earnings per Common Share, As Reported:
Income from continuing operations. . . .     $1,212.8     $1,053.0      $  926.2

Discontinued operations. . . . . . . . .            -       (166.4)         (4.2)

Net Income Applicable
 to Common Shares  . . . . . . . . . . .     $1,212.8     $  886.6      $  922.0

Average Number of Common Shares
  Outstanding. . . . . . . . . . . . . .        367.7        369.7         382.5

Earnings Per Common Share:
Income from continuing operations. . . .     $   3.30     $   2.85      $   2.42

Discontinued operations. . . . . . . . .            -         (.45)         (.01)

Net Income per Common Share. . . . . . .     $   3.30     $   2.40      $   2.41

Earnings per Common Share,
  Assuming Full Dilution: (a)

Average Number of Common Shares
  Outstanding . . . . . . . . . . . .           367.7        369.7         382.5

Shares Contingently Issuable for
  Stock Incentive Plans and Warrant
  Agreements. . . . . . . . . . . .               4.7          6.1           4.1

Average Number of Common Shares
  and Common Share Equivalents
  Outstanding . . . . . . . . . . . .           372.4        375.8         386.6

Net Income Per Common Share
  Assuming Full Dilution  . . . . . .        $   3.26     $   2.36      $   2.38

(a)	This calculation is submitted in accordance with the regulations of the
Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.